Exhibit 10.2

[Date]
STRICTLY PERSONAL AND CONFIDENTIAL
[Name]
[Address]
Dear [Name]:
Re: Amendments to your Employment Agreement
Further to our recent discussions, this letter sets out our proposal to amend the terms your employment with Novelion Services USA, Inc. (“Novelion Services”). This letter is referred to as the Amendment Agreement.
Novelion Services proposes the following amendments to the Offer of Employment from Novelion Services dated November 28, 2016 (the “Employment Agreement”). The Employment Agreement incorporates terms and conditions from your employment agreement with Aergerion Pharmaceuticals Inc. dated [Date of Aegerion Agreement] (the “Aegerion Agreement”).
We confirm that the terms and conditions of the Employment Agreement will continue to govern your employment except as modified by this Amendment Agreement.

1.
Defined Terms: In the Employment Agreement, references to the “Agreement” or the “Employment Agreement” (or any other references to the terms and conditions of your employment) will mean the Employment Agreement as modified and supplemented by this Amendment Agreement.

2.
Change of Control Benefits upon Termination without Cause or with Good Reason: The definition of “Severance Benefits” in the Aegerion Agreement is amended by adding the underlined provisions as follows:

(l)“Severance Benefits” shall mean (i) continued payment of Base Salary during the Severance Term, payable in accordance with the Company’s regular payroll practices, and (ii) subject to the Employee’s timely election of COBRA and copayment of premium amounts at the active employees’ rate, payment of the employer portion of the premiums for the Company’s group health and dental program for the Employee in order to allow him to continue to participate in the Company’s group health and dental program until the earlier of (Y) 12 months from the Date of Termination, and (Z) the date the Employee becomes re-employed and eligible for health and/or dental insurance provided, however, that this subsection (ii) is to be modified, as required, and by mutual agreement of the parties, to comply with the non-discrimination rules and other provisions and requirements of the Patient Protection and Affordable Care Act.; and (iii) if the termination without Cause or the resignation for Good Reason occurs within eighteen (18) months after a Sale Event (as defined below), then payment of the Target Bonus for the year in which the Date of Termination occurs pro-rated based on the number of days the Employee is employed by the Company in the year of the Date of Termination plus an amount equal to the annual Target Bonus for the year in which the Date of Termination occurs.

3.
Sale Event: For all purposes under the Employment Agreement and despite Section 7(d) of the Aegerion Agreement, a “Sale Event” means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity; (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power immediately prior to such a transaction do not own a majority of the outstanding voting power of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the common shares of the Company to an unrelated person or entity, (iv) the acquisition, directly or indirectly, by any person or group of persons acting jointly or in concert (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender offer (which for certainty, includes a takeover bid) made directly to the Company’s stockholders.

4.	Modified Economic Cutback Following a Sale Event. The Employment Agreement is amended by adding the following paragraph:
Notwithstanding any other provision in this Agreement, if it is determined that any payments made to the Employee pursuant to this Agreement in relation to a Sale Event, including without limitation a payment made pursuant to sections 7(d) or 7(e) of this Agreement, (the “Sale Event Payments”) are or will be subject to excise tax under Section 4999 of the United States Internal Revenue Code of 1986 and the deduction of the excise tax payable will result in less net income to the Employee after regular tax withholdings are deducted than the net income the Employee would have received if the Sale Event Payments were the highest amount that could be paid to the Employee without incurring such excise tax, then, at the sole discretion of the Employee, the Sale Event Payments made pursuant to this Agreement may be reduced to the amount that would not cause any excise taxes to be payable by Employee.

5.
The capitalized terms in this Amendment Agreement that are not defined herein have the same meaning as in the Employment Agreement. This Amendment Agreement will be effective as of the date this letter is signed by you.

All other terms of your Employment Agreement will continue to govern your employment with Novelion Therapeutics Inc.
Please confirm your agreement to this amendment to your Employment Agreement by signing where indicated below and returning to us a signed copy of this letter. We ask for your response by April ▼, 2017. Please obtain any legal or other advice that you determine is appropriate.
If you have any questions, please contact me.

Yours very truly,
Novelion Services USA. Inc.
[Name]

I agree to the terms and conditions set out above.

_________________________________                April ________, 2017
[Employee Name]